MANAGEMENT AGREEMENT




                                           December 18, 1995

Smith Barney Mutual Funds Management Inc.
388 Greenwich Street
New York, New York 10013


Dear Sirs:

       Smith Barney Natural Resources Fund Inc. (the "Company"), a corporation organized under the laws of the State of Maryland, confirms its agreement with Smith Barney Mutual Funds Management Inc. (the "Manager"), as follows:

     1.   Investment Description; Appointment

      The Company desires to employ its capital by investing and reinvesting in investments of the kind and in accordance with the investment objective(s), policies and limitations specified in its Articles of Incorporation, as amended from time to time (the "Articles of Incorporation"), in the prospectus (the "Prospectus") and the statement of additional information (the "Statement") filed with the Securities and Exchange Commission as part of the Company's Registration Statement on Form N-1A, as amended from time to time, and in the manner and to the extent as may from time to time be approved by the Board of Directors of the Company (the "Board"). Copies of the Prospectus, the Statement and the Articles of Incorporation have been or will be submitted to the Manager. The Company agrees to provide copies of all amendments to the Prospectus, the Statement and the Articles of Incorporation to the Manager on an on-going basis. The Company desires to employ and hereby appoints the Manager to act as the Company's investment Managermanager of the Company. The Manager accepts the appointment and agrees to furnish the services for the compensation set forth below.

     2.   Services as Investment Manager

      Subject to the supervision, direction and approval of the Board of the Company, the Manager wishall: (a) maintain compliance procedures for the Company that it reasonably believes are ad manage the Company's holdings in accordance with the Company's investment objective(s) and policies as stated in the Articles ofequate to ensure the Company's compliance with (i) the Investment Company Act of 1940, as amended (the "1940 Act") and the rules and Incorporation, the Prospectus and theregulations promulgated thereunder and
(ii) the Company's investment objective(s), policies and restrictions as stated in the Prospectus and Statement; (b) make investment decisions for the Company; (c) place purchase and sale orders for portfolio transactions for the Company; and (d) employ professional portfolio managers and securities analysts who provide research services to the Company. ; and (e) administer the Company's corporate affairs and, in connection therewith, furnish the Company with office facilities and with clerical, bookkeeping and recordkeeping services at such office facilities. In providing those services, the Manager will conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Company's assets. The Manager may, with the approval of the Board and the shareholders of the Company (to the extent required by applicable law), from time to time, sub-contract with one or more sub-investment

     3.   Brokerage

     In selecting brokers or dealers to execute transactions on behalf of the Company, the Manager will seek the best overall terms available. In assessing the best overall terms available for any transaction, the Manager will consider factors it deems relevant, including, but not limited to, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In selecting brokers or dealers to execute a particular transaction, and in evaluating the best overall terms available, the Manager is authorized to consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934), provided to the Company and/or other accounts over which the Manager or its affiliates exercise investment discretion. Nothing in this paragraph shall be deemed to prohibit the Manager from paying an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker, or dealer would have charged for effecting the transaction, if the Manager determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member, broker, or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company and/or other accounts over which the Manager or its affiliates exercise investment discretion.

     4.   Information Provided to the Company

      The Manager wishall keep the Company informed of developments materially affecting the Company's holdings, and wishall, on its own initiative, furnish the Company from time to time with whatever information the Manager believes is appropriate for this purpose.

     5.   Standard of Care

     The Manager shall exercise its best judgment and act in good faith in rendering the services listed in paragraphs 2 and 3 above. The Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Manager against any liability to the Company or its shareholders to which the Manager would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Manager's reckless disregard of its obligations and duties under this Agreement.

     6.   Compensation

      In consideration of the services rendered pursuant to this Agreement, the Company will pay the Manager on the first business day of each month a fee for the previous month at the annual rate of .75 of 1.000.75% of the Company's average daily net assets. The fee for the period from the Effective Date (defined below) of the Agreement to the end of the month during which the Effective Date occurs shall be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of a month, the fee for such part of that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Manager, the value of the Company's net assets shall be computed at the times and in the manner specified in the Prospectus and/or the Statement.

     7.   Expenses

     The Manager will bear all expenses (excluding brokerage costs, custodian fees, auditors fees) Company in connection with the performance of its services under this Agreement and will pay to any sub-investment Manager or Managers retained by the Manager to provide advisory services to the Company (each a "Sub-Manager"), the fees required to be paid to each Sub-Manager. . The Fund will bear certain other expenses to be incurred in its operation, including, but not limited to, investment advisory and administration fees, other than those payable to a Sub-Manager or any additional or substitute investment Manager, any sub-advisory and any administration fees; fees for necessary professional and brokerage services; fees for any pricing service; the costs of regulatory compliance; and pro rata costs associated with maintaining the Company's legal existence and shareholder relations. All other expenses not specifically assumed by the Manager hereunder shall be borne by the Company.

     8.   Reduction of Fee

      If in any fiscal year the aggregate expenses of the Company (including fees pursuant to this Agreement and the Company's sub-investment advisory and administration agreements, if any, but excluding interest, taxes, brokerage and extraordinary expenses) exceed the expense limitation of any state having jurisdiction over the Company, the Manager will reduce its fee to the Company by the proportion of such excess expense equal to the proportion that its fee thereunder bears to the aggregate of fees paid by the Company for investment management, advice and administration in that year, to the extent required by state law. A fee reduction pursuant to this paragraph 8, if any, will be estimated, reconciled and paid on a monthly basis. The Company confirms that, as of the date of this Agreement, no such expense limitation is applicable to the Company.

     9.   Services to Other Companies or Accounts

     The Company understands that the Manager now acts, will continue to act and may act in the future as investment
Mmanager to fiduciary and other managed accounts, and as investment Managmanager or adviser to other investment companies, and the Company has no objection to the Manager's so acting, provided that whenever the Company and one or more other investment companies or accounts managed or advised by the Manager have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula believed to be equitable to each company and account. The Company recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Company. In addition, the Company understands that the persons employed by the Manager to assist in the performance of the Manager's duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of the Manager or any affiliate of the Manager to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

     10.  Term of Agreement

     This Agreement shall become effective December 18, 1995 (the "Effective Date") and shall continue for an initial two-year term and shall continue thereafter so long as such continuance is specifically approved at least annually by
(i) the Board of the Company or (ii) a vote of a "majority" (as that term is defined in the Investment Company Act of
1940,   as  amended  (the  "1940  Act"))  of  the  Company's
outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Board who are not "interested persons" (as defined in the 1940
Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, on 60 days' written notice, by the Board of the Company or by vote of holders of a majority of the Company's shares, or
upon   90  days'  written  notice,  by  the  Manager.   This
Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

       If   the   foregoing  is  in  accordance  with   your
understanding, kindly indicate your acceptance of this Agreement by signing and returning the enclosed copy of this Agreement.


                          Very truly yours,

                          SMITH BARNEY NATURAL RESOURCES
                          FUND INC.



By:___________________________________
                            Name:  Heath B. McLendon
                            Title:    Chairman of the Board
Accepted:

SMITH BARNEY MUTUAL FUNDS MANAGEMENT INC.


By:______________________________
     Name:  Jessica Bibliowicz
     Title:    Chief Executive Officer